Exhibit 10.7
AMENDMENT NUMBER TWO
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2020 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee (the “Committee”) of L3Harris has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to L3Harris’s head of global benefits (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”); and

WHEREAS, the Head of Global Benefits desires to amend the Plan to provide that a participant’s account shall be fully vested and nonforfeitable upon the participant’s attainment of age 55 during employment with L3Harris and its subsidiaries.

NOW, THEREFORE, BE IT RESOLVED, that effective March 1, 2020, the Plan hereby is amended as follows:

1.	Article 8 hereby is amended to add the following new Section 8.8 thereto:

Section 8.8. Accelerated Vesting during Employment. A Participant’s entire Account shall become fully vested and nonforfeitable on the date that the Participant attains age 55 if the Participant is employed by an Employer or Affiliate on such date. In addition, a Participant who commences employment with the Employers and Affiliates after attainment of age 55 shall be fully vested in his or her entire Account.

2.    Schedule A hereby is amended to delete in its entirety the last sentence of the first paragraph of Section 11(d) thereof.

APPROVED by the HEAD OF GLOBAL BENEFITS on this 28th day of February, 2020.

/s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits